Exhibit 10.3

Employment Agreement

Introduction

This Agreement, made and entered into this  1st day of January, 2011, by and between Imobolis, Inc., a Nevada corporation, (hereinafter called “Employer”) and Julian Spitari, (hereinafter called “Employee”) an individual who has the education, training and experience in provides online posting of classified ads free to the public, both of whom agree as follows:

Section 1: Term

The term of this agreement shall be for an initial period of fifteen months from 1-1-2011 to 3-31-2012.  Thereafter, this Agreement shall automatically be renewable on its anniversary date for a one year term until terminated by either party as provided herein.

Section 2:  Duties and Authority

Employer agrees to employ the Employee as President, Secretary and CEO of Imobolis, Inc. a Nevada corporation to perform the functions and duties specified in the Nevada revised Code, and to perform other legally permissible and proper duties and functions.

Section 3: Compensation

The Employer agrees to pay Employee an annual base salary of $120,000 for the duration of this Agreement.  Thereafter, the base salary of the Employee will increase at a rate of at least three percent (3%) per year if renewed, subject to approval by the Company’s Board of Directors.  The Employer agrees to pay the Employee in equal installments on a bi-weekly basis during the term of this Agreement.

Section 4:  Health, Disability and Life Insurance Benefits

The Employer will not provide Health, Disability and Life Insurance Benefits to the employee.

Section 5:  Automobile and Monthly Expense Allowance

The employer will not provide Automobile and Monthly Expense Allowance.
The non-granting of this allowance does not waive the Employer’s obligation to reimburse the Employee at the standard IRS mileage rate for any business related use of a personal vehicle for official business, excepting that the Employee should always attempt to utilize a vehicle owned by the Employer to avoid such expense whenever possible.

Section 6:  Retirement

No retirement benefits are included in this or any other agreement.

Section 7:  Terminations

For the purpose of this agreement, termination shall occur when:
1.  In the event of termination of employment, Employee shall be entitled to the compensation accrued and earned prior to the date of termination and one year’s base salary.

Section 8:  Severance

No Severance benefits are included in this or any other agreement.

Section 9: Resignation

In the event that the Employee voluntarily resigns his/her position with the Employer, the Employee shall provide a minimum of 30 days written notice unless the parties agree otherwise.

Section 10:  Performance Evaluation

Employer shall annually review the performance of the Employee in December subject to a process, form, criteria, and format for the evaluation which shall be mutually agreed upon by the Employer and Employee. The process at a minimum shall include the opportunity for both parties to:  (1) prepare a written evaluation, (2) meet and discuss the evaluation, and (3) present a written summary of the evaluation results.  The final written evaluation should be completed and delivered to the Employee within 30 days of the evaluation meeting.

Section 11:  Hours of Work

It is recognized that the Employee must devote a great deal of time outside the normal office hours on business for the Employer, and to that end Employee shall be allowed to establish an appropriate work schedule.

Section 12:  Outside Activities

The employment provided for by this Agreement shall be the Employee’s sole employment.  Recognizing that certain outside consulting opportunities provide indirect benefits to the Employer and the community, the Employee may elect to accept limited, consulting or other business opportunities with the understanding that such arrangements shall not constitute interference with nor a conflict of interest with his or her responsibilities under this Agreement.

Section 13:  Moving and Relocation Expenses

No moving or relocation expenses are included in this agreement

Section 14:  Home Sale and Purchase Expenses

No Home sale and purchase are included in this agreement

Section 15:  Indemnification

Beyond that required under Federal, State or Local Law, Employer shall defend, save harmless and indemnify Employee against any tort, professional liability claim or demand or other legal action, whether groundless or otherwise, arising out of an alleged act or omission occurring in the performance of Employee’s duties as President, Secretary and CEO or resulting from the exercise of judgment or discretion in connection with the performance of program duties or responsibilities, unless the act or omission involved willful or wanton conduct.  The Employee may request and the Employer shall not unreasonably refuse to provide independent legal representation at Employer’s expense and Employer may not unreasonably withhold approval. Legal representation, provided by Employer for Employee, shall extend until a final determination of the legal action including any appeals brought by either party.  The Employer shall indemnify employee against any and all losses, damages, judgments, interest, settlements, fines, court costs and other reasonable costs and expenses of legal proceedings including attorneys’ fees, and any other liabilities incurred by, imposed upon, or suffered by such Employee in connection with or resulting from any claim, action, suit, or proceeding, actual or threatened, arising out of or in connection with the performance of his or her duties.  Any settlement of any claim must be made with prior approval of the Employer in order for indemnification, as provided in this Section, to be available.

Employee recognizes that Employer shall have the right to compromise and unless the Employee is a party to the suit which Employee shall have a veto authority over the settlement, settle any claim or suit; unless, said compromise or settlement is of a personal nature to Employee.  Further, Employer agrees to pay all reasonable litigation expenses of Employee throughout the pendency of any litigation to which the Employee is a party, witness or advisor to the Employer.  Such expense payments shall continue beyond Employee's service to the Employer as long as litigation is pending.  Further, Employer agrees to pay Employee reasonable consulting fees and travel expenses when Employee serves as a witness, advisor or consultant to Employer regarding pending litigation.

Section 16:  Bonding

Employer shall bear the full cost of any fidelity or other bonds required of the Employee under any law or ordinance if required.

Section 17:  Other Terms and Conditions of Employment

The Employer, only upon agreement with Employee, shall fix any such other terms and conditions of employment, as it may determine from time to time, relating to the performance of the Employee, provided such terms and conditions are not inconsistent with or in conflict with the provisions or bylaws of Imobolis, Inc.

A. Except as otherwise provided in this Agreement, the Employee shall be entitled to the highest level of benefits that are enjoyed by other employees.

Section 18:  Notices

Notice pursuant to this Agreement shall be given by depositing in the custody of the United States Postal Service, postage prepaid, addressed as follows:

(1)	EMPLOYER:	Imobolis, Inc.
8950 West Olympic Blvd.
Suite 350
Beverly Hills, Ca 90211

(2)	EMPLOYEE:	Julian Spitari
8950 West Olympic Blvd.
Suite 350
Beverly Hills, Ca 90211

Alternatively, notice required pursuant to this Agreement may be personally served in the same manner as is applicable to civil judicial practice.  Notice shall be deemed given as of the date of personal service or as the date of deposit of such written notice in the course of transmission in the United States Postal Service.

Section 19:  General Provisions

A. Integration.  This Agreement sets forth and establishes the entire understanding between the Employer and the Employee relating to the employment of the Employee by the Employer.  Any prior discussions or representations by or between the parties are merged into and rendered null and void by this Agreement.  The parties by mutual written agreement may amend any provision of this agreement during the life of the agreement. Such amendments shall be incorporated and made a part of this agreement.

B. Binding Effect. This Agreement shall be binding on the Employer and the Employee as well as their heirs, assigns, executors, personal representatives and successors in interest.

C. Effective Date.  This Agreement shall become effective on January 1, 2011.

D. Severability.  The invalidity or partial invalidity of any portion of this Agreement will not affect the validity of any other provision.  In the event that any provision of this Agreement is held to be invalid, the remaining provisions shall be deemed to be in full force and effect as if they have been executed by both parties subsequent to the expungement or judicial modification of the invalid provision.

Section 20:  Death Benefit

Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred.

Section 21:  Restriction on Post-Employment Compensation

For a period of  (3) years after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the company, either by soliciting any of its accounts or by operating within Employer's general trading area.

Section 22:  Assistance in Litigation

Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

Section 23:  Effect of Prior Agreements

This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

Section 24:  Settlement by Arbitration

Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

Section 25:  Limited Effect of Waiver by Company

Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

Section 26:  Severability

If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

Section 27:  Assumption of Agreement by Company's Successors and Assignees

The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

Section 28:  Oral Modifications Not Binding

This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Section 29:  Governing Jurisdiction

This agreement shall be governed by and construed in accordance with the laws of the State of California.

Signed this 1st day of January, 2011.

Imobolis, Inc.	Julian Spitari

/s/ Julian Spitari	/s/ Julian Spitari

Julian Spitari, President / Secretary	Julian Spitari, an individual